CHANGE OF CONTROL AGREEMENT

CHANGE OF CONTROL AGREEMENT (the “Agreement”) dated as of June 20, 2012 by and between Veramark Technologies, Inc. a Delaware corporation with its principal office located at 1565 Jefferson Road, Suite 120, Rochester, NY 14623 (the “Company”), and Ronald C. Lundy, an individual residing at Goldenbell Ct., Fairport, NY 14450 (“Executive”).

WHEREAS, the Executive is and has for a number of years been employed by the Company as its Vice President of Finance and Chief Financial Officer; and

WHEREAS, the Company wishes to give Executive certain assurances that he will continue to be compensated by it or its successor in the event of a Change of Control (as defined herein) transaction;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the service and continued service of Executive to the Company, the parties, intending to be bound, agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

a. "Change of Control” shall mean:

i. the approval by the stockholders of the Company, and the completion of the transaction resulting from such approval, of (i) the sale or other disposition of all or substantially all the assets of the Company or (ii) a complete liquidation or dissolution of the Company;

ii. the approval by the stockholders of the Company, and the completion of the transaction resulting from such approval, of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which the outstanding shares of common stock of the Company are converted into (i) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing fifty percent (50%) or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (ii) other securities (of either the Company of another company) or cash or other property;

iii. pursuant to an affirmative vote of a holder or holders of seventy five percent (75%) of the capital stock of the Company entitled to vote on such a matter, the removal of a majority of the individuals who are at that time members of the Board of Directors; or

iv. the acquisition by any entity or individual of one hundred percent (100%) of the capital stock of the Company.

Notwithstanding the foregoing, it is understood by the parties to this Agreement that a “Change of Control” shall not include any transaction the purpose of which is to reorganize the Company’s corporate structure, reincorporate the Company in another jurisdiction or undertake any other action which does not materially affect the ownership and control of the Company at the time of such transaction.

b. “Termination for Cause” shall mean that Executive’s employment by the Company is terminated by the Company as the result of the Executive’s:

i. willfully engaging in conduct which is materially injurious to the Company;

ii. willful fraud or material dishonesty in connection with the performance of his obligations to the Company;

iii. deliberate or intentional failure to substantially perform his duties to the Company that results in material harm to the Company;

iv. conviction for, or plea of nolo contendere to a charge of, commission of a felony; or

v. continuous and habitual failure to substantially perform his duties to the Company.

c. “Termination for Good Reason” shall mean that Executive has terminated his employment with the Company if such termination is made in the following cases:

i. a material diminution in the Executive’s duties, responsibilities or title as set forth in the preambles hereof;

ii. a material adverse change in the compensation and benefits provided to Executive as of the date of this Agreement; or

iii. the relocation of Executive’s principal place of business at the request of the Company beyond 50 miles from its current location.

2. Vesting of options upon a Change of Control. Notwithstanding anything to the contrary in any stock option contract between the Company and the Executive or in any stock option plan or similar plan of the Company, upon the occurrence of a Change of Control, all options held by the Executive which shall not yet have vested will vest and become immediately exercisable. After such a Change of Control, the Executive’s options shall remain exercisable for the period remaining under the relevant stock option contract and shall not have a shortened period of exercisability as a result of the Change of Control.

3. Severance upon a Change of Control. If the Executive’s employment is terminated within one year of a Change of Control for any reason other than by the Company for “cause” or by the Executive’s resignation without “good reason”, the Executive shall be entitled to receive his base salary as in effect o the effective date of such termination for a period of one (1) year from the effective date of such termination and shall receive all such benefits as the Executive was receiving immediately prior to the effective date of such termination for the same one (1) year period.

4. Miscellaneous.

a. Entire Agreement. The Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be changed, modified or amended other than by a further written agreement signed by both parties hereto.

b. Waiver. The failure or omission of either party to insist, in any instance, upon strict performance by the other party of any term or provision of this Agreement or to exercise any of such party’s rights hereunder shall or thereunder shall not be deemed to be a modification of any term hereof or a waiver or relinquishment of the future performance of any such term or provision by such party, nor shall such failure or omission constitute a waiver of the right of such party to insist upon future performance by the other party of any such term or provision.

c. Employment. Nothing contained herein shall be deemed to be an employment agreement between the Executive and the Company, nor shall it be deemed to entitle Executive to be or remain employed Company or to receive any compensation or benefits from the Company, except to the extent expressly provided herein.

d. Governing Law. This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of New York, without giving effect to any choice of law doctrine.

e. Assignment. This Agreement shall inure to the benefit of, and bind, the parties hereto and their respective successors and assigns.

f. Headings and Counterparts. Headings are inserted for reference purposes only and shall not affect the interpretation or meaning of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which, together, will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, the Company by its duly authorized officer, as of the date set forth above.

VERAMARK TECHNOLOGIES, INC. By: /s/ Anthony C. Mazzullo	EXECUTIVE /s/ Ronald C. Lundy

Name: Anthony C. Mazzullo	Ronald C. Lundy

Title: President and Chief Executive Officer